Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form 1-A/A of our report dated December 2, 2024 relating to the financial statements which appeared in Limitless X Holdings, Inc. Annual Report on Form 10-K/A for the years ended December 31, 2022 and December 31, 2023.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

April 11, 2025